Exhibit 5.1

[Letterhead of First Midwest Bancorp, Inc.]

October 22, 2014

First Midwest Bancorp, Inc.,
One Pierce Place, Suite 1500,
Itasca, Illinois 60143.

Ladies and Gentlemen:

With reference to the registration statement (No. 333-198561) filed on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), which First Midwest Bancorp, Inc., a Delaware corporation (“First Midwest”), has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of shares of common stock, par value $0.01 per share, of First Midwest (“First Midwest Shares”), to be issued to holders of common stock of Great Lakes Financial Resources, Inc., a Delaware corporation (“Great Lakes”), par value $12.50 per share, pursuant to the Agreement and Plan of Merger, dated as of July 7, 2014, between Great Lakes and First Midwest (the “Merger Agreement”), I, as Executive Vice President, Corporate Secretary and General Counsel of First Midwest, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion.  Upon the basis of such examination, I am of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the stockholders of Great Lakes have approved the Merger Agreement and (c) the First Midwest Shares to be issued pursuant to the Merger Agreement (the “Issued Shares”) have been duly issued and delivered in connection with the Merger Agreement as contemplated by the Registration Statement, the Issued Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the proxy statement/prospectus forming a part of the Registration Statement.

In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very Truly Yours,

/s/ Nicholas J. Chulos

Nicholas J. Chulos
Executive Vice President, Corporate Secretary and General Counsel